Exhibit 10.9

                              EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is entered into as of May 30,2000 ("Effective Date") between Burton J. Calloway ("Employee") and Antennas America, Inc., a Utah Corporation ("Company"). For purposes of this Agreement, each the Employee and Company is individually referred to as a "Party", and Employee and Company are referred to collectively as the "Parties".

                                     RECITAL

     1. The Company is in the business of developing, manufacturing and marketing antennas and antenna systems.

     2. Employee is willing to be employed by the Company and Company is willing to employ Employee on the terms, covenants and conditions set forth in this agreement.

                                    AGREEMENT

In consideration of the premises and of the mutual covenants included in this Agreement, the Parties agree as follows:

     1. Services: Company retains Employee and Employee shall perform services for Company as set forth in this Agreement on behalf of Company for the period and under the terms and conditions set forth in this Agreement.

     2. Term: This Agreement shall be for an initial period of three years ("Term") commencing on the Effective Date and terminating on May 29,2003 subject, however, to termination for cause during the Term as defined in section 8 hereof.

     3. Duties: Employee shall perform the following services for Company:

          3.1. Employee shall serve as Vice President, Business Development and in that capacity shall work with Company to pursue Company's plans as directed by Company's Chief Executive Officer or President.


     4. Compensation: Company shall pay Employee for the performance of services pursuant to this Agreement as follows:

          4.1. Company shall pay Employee for the performance of services pursuant to this Agreement a salary of not less than $100,000, payable in at least bi-weekly installments.

          4.2. Any payments that Company is required to make to Employee pursuant to this Agreement shall be reduced by (i) such amounts as are required to be withheld with respect to those amounts under and for the purposes of any of the applicable taxes and other laws or regulations, and (ii) such amounts as Employee may owe to Company at any time and from time to time.

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          4.3. Employee shall be eligible for participation in any present or future pension or retirement plan of Company of which other employees of Company are generally eligible. It is understood, however, that entitlements that may accrue to Employee pursuant to such arrangements may differ from those that accrue to other employees, such differences being based on the discretion of the Board.

          4.4. Employee shall be granted Stock Options to purchase 150,000 (the "Option Shares") shares of Company $ .0005 par value common stock of Antennas America, Inc. at an exercise price of which will be equal to the closing sales price of the common stock on the OTC Bulletin Board on Employee's first day of work if different than the Effective Date of this Agreement for a term of two years from the Effective Date; on the first anniversary date of this Agreement, Employee shall be granted an option for an additional 200,000 option shares with an exercise price equal to the closing sales price of the common stock on the OTC Bulletin Board on the first anniversary date of this Agreement for a term of two years from the first anniversary date of this agreement; and on the second anniversary date of this Agreement, Employee shall be granted an option for an additional 200,000 option shares with an exercise price equal to the closing sales price of the common stock on the OTC Bulletin Board on the second anniversary date of this Agreement for a term of two years from the second anniversary date of this agreement. However, if the Company is acquired or has a change in control, as defined in Section 7.4. below, or if Employee's employment with Company is terminated without cause, or due to death or disability, all options will become exercisable immediately on the date any of these events occurs.

          4.5 Employee shall be eligible to participate in a Bonus Plan to be mutually agreed to by the Company and the Employee no later than six months from the Effective Date.

     5. Reimbursement of Expenses: Employee shall be reimbursed for reasonable expenses incurred on behalf of Company in the performance of Employee's duties and services pursuant to this Agreement. Employee shall provide Company with an expense report containing a detailed description of expenses incurred by the 60th day following the calendar month in which the expenses were incurred on behalf of Company. The description of expenses shall contain such information as may be required in order to permit such reimbursements as proper deductions to Company under the Internal Revenue Code, as amended, and the rules and regulations adopted pursuant thereto and in effect at that time. Company shall pay this invoice within 30 days of its receipt.

     6. Additional Benefits:

          6.1. Employee shall be entitled to 10 days of paid vacation, 5 days of paid sick leave, and 5 days of paid personal leave, each calendar year, during the Term of this Agreement in accordance with vacation policies and practices of the Company. Employee shall be entitles to receive such additional vacation, personal and sick leave days as are provided to all other managers or directors of the Company.

          6.2. Employee and his family, if any, shall be entitled to receive such benefits under medical insurance plans, life and disability insurance and otherwise, as are offered to all other officers of Company.

     7. Corporate Data and Information: Employee understands that Employee has access to certain information concerning Company and its business that is provided solely in connection with employee's employment with Company. Any other use of this information at any time during or after the term of this Agreement is prohibited. Further, Employee understands that Company is a publicly traded company and it is important for Company to protect the rights of its shareholders. Employee understands that applicable federal securities laws impose significant restrictions concerning the use or disclosure of certain non-public information in general and in buying or selling, or disclosing with others the possibility of buying or selling, Company's stock by persons who have access to material information concerning Company which is not generally available to members of the general public. Employee understands that Employee is subject to these restrictions. During and after Employee's employment, Employee agrees that Employee will not at any time disclose, to any person or entity for any reason or purpose whatsoever, nor use for Employee's own personal benefit or the benefit of any person or entity, any information concerning the financial or business or other operations of the Company that is not publicly known, provided that this restriction shall not apply to information required to be disclosed under applicable laws, regulation, court order or subpoena to which Employee is subject. Upon the termination of the Employee's employment under this Agreement for any reason, the Employee hereby agrees to return to Company all data and information relating to the business of Company or any of its subsidiaries or affiliates that Employee obtained during or prior to the time of Employee's employment. It is expressly agreed that the terms and conditions of this Section 8 shall apply after any termination, whether voluntary or involuntary, of Employee's employment under this Agreement.

     8. Termination: Employees employment with the Company will not be for a specified term and may be terminated with cause by the Company at any time. Any contrary representations or agreements, which may have been made to Employee are superceded by this Agreement


          8.1. This Agreement shall terminate upon the death of Employee or if Employee becomes permanently disabled. Employee shall be considered permanently disabled if, and on the date on which, Employee has been unable to perform a substantial and material portion of Employee's duties hereunder, for a period of 90 continuous days, because of sickness, injury, or disability, as determined by a majority vote of the Board.

          8.2. In the event Employee's employment is terminated, then all unaccrued salary obligations of Company to Employee shall cease as of the date of termination.

     9. Alternative Dispute Resolution: Employee agrees that any and all disputes that Employee has with Company, or any of Company's employees, which arise out of Employee's employment or under the terms of this Agreement shall be resolved through final and binding arbitration, as specified herein. This shall include, without limitation, disputes relating to this Agreement, Employee's employment with Company or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of Employee's employment with Company or its termination. The only claims not covered by this Section 9. are wage claims, claims for benefits under the workers' compensation laws or claims for unemployment insurance benefits, which will be resolved pursuant to those laws. Binding arbitration will be conducted in either Arapahoe, Denver or Jefferson County, Colorado in accordance with the rules and regulations of the American Arbitration Association Employment Dispute Resolution Rules. Each Party will split the cost of the arbitration filing and hearing fees, and the cost of the arbitrator. The arbitrator also will determine whether each Party will pay its own attorneys' fees or whether one Party will pay all or part of the other Party's attorneys' fees. Employee understands and agrees that the arbitration shall be instead of any civil litigation and that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. Employee further represents that he is making a voluntary and knowing waiver of his right to pursue any and all employment-related claims in court.

     10. Non-Compete: Employee acknowledges and recognizes the highly competitive nature of Company's business and that Employee's duties hereunder justify reasonably restricting Employee's future employment activities following any termination of employment with Company. Employee agrees that while Employee is employed with Company, and for a period of two years following termination of employment with Company, Employee will not reveal any proprietary or trade secret information regarding Company that is not already available to the public.

     11. Miscellaneous Provisions:

          11.1. Notice: All notices pursuant to this Agreement shall be validly given or served if that notice is made in writing and delivered personally or sent by certified mail, return receipt requested, postage paid, to the following addresses:

                 To Company:                 Antennas America, Inc.
                                             4880 Robb Street, Suite 101
                                             Wheat Ridge, Colorado 80033


                 To Employee:                Burton J Calloway
                                             4880 Robb Street, Suite 101
                                             Wheat Ridge, Colorado 80033

All notices shall be effective upon receipts. Either Party, by notice so given, may change the address to which his or its future notices shall be sent.

          11.2. Entire Agreement: This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements between the Parties with respect to the subject matter of this Agreement

          11.3. Severability: Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, and if any provision of this Agreement shall be or become prohibited or invalid in whole or in part for any reason whatsoever, that provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remaining portion of that provision or the remaining provisions of this Agreement.

          11.4. Non-waiver: The waiver of either Party of a breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation of any provision of this Agreement.

          11.5 Amendment: No amendment or modification of this Agreement shall be deemed effective unless and until it has been executed in writing by the Parties to this Agreement. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by a written instrument that has been executed by the Party charged with such waiver or estoppel.

          11.6. Inurement: This Agreement shall be binding upon, and inure to the benefit of, Employee and Company, and their respective heirs, successors and assigns. Notwithstanding the foregoing, this Agreement shall not be assignable by either Party. There are no third party beneficiaries to this Agreement.

          11.7. Headings: The headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

     12. Representations and Warranties:

          12.1. Company represents and warrants to Employee as follows: (i) Company has been duly formed as a corporation under the laws of the State of Utah; and (ii) the execution of this Agreement has been duly authorized by Company and does not require the consent of or notice to any party not previously obtained or given.

          12.2. Employee represents and warrants to Company that the execution of this Agreement and the performance of Employee's obligations hereunder does not require the consent of or notice to any party not previously obtained or given, and there is nothing that prohibits or restricts the execution by Employee of this Agreement or his performance of the obligations hereunder.


     13. Covenants: Each of Employee and Company covenants to diligently and skillfully do and perform the acts and duties required herein.


     14. Prior Agreements: This Agreement supercedes any and all oral or written agreements between the parties hereto regarding the subject matter of this Agreement. This Agreement contains the entire agreement of the parties with regard to the subject matter hereof.


IN WITNESS WHEREOF, this Agreement is executed on the date(s) set forth below to be effective as of the Effective Date.

EMPLOYEE:

Date:  June 1, 2000
       ------------

/s/ Burton J. Calloway
----------------------
    Burton J. Calloway

                                                 Antennas America, Inc.

                                                 /s/ Randall P. Marx
                                                     ---------------------------
                                                     Randall P. Marx
                                                     Chief Executive Officer